EXHIBIT 3.3

                            CERTIFICATE OF AMENDMENT
                                TO THE BYLAWS OF
                          FIRST SENTINEL BANCORP, INC.

First Sentinel Bancorp, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY
CERTIFY:

        FIRST: That at a meeting of the Board of Directors of First Sentinel Bancorp, Inc., resolutions were duly adopted setting forth a proposed amendment to the Bylaws of said corporation, declaring said amendment to be advisable and approving said amendment to the Bylaws by virtue of the authority stated therein. The resolution setting forth the proposed amendment is as follows:

                RESOLVED, that the Article I, Section 1 of the Bylaws of this corporation be amended by replacing Section 1 in its entirety with the following:

                "Section 1. ANNUAL MEETING.

                        An annual meeting of the stockholders,  for the election
                of Directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, on such date, and at such time as the Board of Directors shall each year fix."



        SECOND: That said amendment was duly adopted in accordance with the provisions of Section 109 of the General Corporation Law of the State of Delaware.


IN  WITNESS  WHEREOF,   said  First  Sentinel  Bancorp,  Inc.  has  caused  this
certificate to be signed by Christopher Martin, its President and Chief Executive Officer, this 25th day of February, 2004.

                                           /s/ Christopher Martin
                                           -------------------------------------
                                           Christopher Martin
                                           President and Chief Executive Officer